Exhibit 99.1

KEY TECHNOLOGY ANNOUNCES FISCAL 2017 FINANCIAL RESULTS
Record Annual Net Sales, Orders and Year-end Backlog

WALLA WALLA, Wash., November 16, 2017 -- Key Technology, Inc. (NASDAQ: KTEC) announced today sales and operating results for fiscal 2017 and the fourth quarter ended September 30, 2017.

Fiscal 2017 Overview
Net sales for fiscal 2017 were $139.9 million, an increase of $19.9 million, or 17%, compared to the $120.0 million reported for fiscal 2016. The Company reported net earnings for fiscal 2017 of $4.0 million, or $0.63 per diluted share, compared to a net loss of $0.7 million, or $0.11 per diluted share, for fiscal 2016.

For the 2017 fiscal year, gross profit was $47.2 million, compared to $36.0 million for fiscal 2016, or 33.7% and 30.0%, respectively, of net sales.

Operating expenses for the year ended September 30, 2017 were $40.1 million, or 28.7% of net sales, compared to $36.2 million, or 30.2% of net sales, for fiscal 2016.

Fourth Quarter Overview
Net sales for the three months ended September 30, 2017 were $40.5 million, an increase of $10.0 million, or 32.8%, compared to the $30.5 million reported for the same quarter last year. The Company reported net earnings for the fourth quarter of $1.2 million, or $0.18 per diluted share, compared with net earnings of $0.5 million, or $0.08 per diluted share, in the same period a year ago.

Gross profit for the fourth quarter of fiscal 2017 was $13.1 million, compared to $9.9 million in the corresponding period last year, or 32.4% compared to 32.6%, respectively, of net sales.

Operating expenses for the quarter ended September 30, 2017 were $11.0 million, or 27.2% of net sales, compared to $8.8 million, or 29.0% of net sales, in the same quarter last year.

Orders and Backlog
Orders received for the fiscal year ended September 30, 2017 were $142.3 million, compared to $128.7 million in fiscal 2016. New orders received during the fourth quarter of fiscal 2017 were $32.1 million, compared to $36.5 million in the same period last year which included a record level in the EMEIA region. As of September 30, 2017, the Company's backlog was $43.9 million, compared to $40.4 million at September 30, 2016.

Jack Ehren, President and Chief Executive Officer, commented, "Our record annual net sales and orders in fiscal 2017, and our solid increase in gross margins and net earnings, demonstrate that we are continuing to make strong progress toward the execution of our long-term global strategy. Our new VERYX platform is steadily becoming a more significant portion of our overall Automated Inspection Systems orders and net sales. Our record year-end backlog for fiscal 2017, as well as our strong funnel of opportunities in all of our core markets globally, positions Key well entering into fiscal 2018."

Ehren further commented, “An important component of our overall strategy is to grow our EMEIA and North America businesses, and our on-going investments in these regions are generating real returns. EMEIA annual orders have continued to achieve significant record levels. Annual EMEIA orders, in euros, have almost doubled over the last three years. North America was our largest order-contributing region in the fourth quarter and for fiscal 2017. For the fourth quarter, orders in North America included a significant order associated with a new plant expansion by a major global potato processor. A large portion of this order was for Key’s new VERYX optical sorting platform. Additional significant orders for this project are anticipated to be received in the first quarter of fiscal 2018. Also, subsequent to year-end we received a major order for multiple plants from a major vegetable processor in North America for our new VERYX systems."

Conclusion
Ehren concluded, "Our entire company is energized by the increasing global momentum we are achieving as we execute on our vision. We continue to be focused and dedicated in our transformational journey to drive technology leadership and to develop strong customer partnerships globally. We are fully committed to helping our customers achieve their goals and objectives, which in turn enables Key to generate attractive returns for our Company and our shareholders."

Conference Call
The Company's conference call related to the fiscal 2017 year-end and fourth quarter results can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, November 16, 2017.

To access the audio webcast:

Phone -	Q&A participation:
Toll-Free: 877-341-5668
International: 224-357-2205
Conference ID: 98040408

Internet - Audio webcast: http://edge.media-server.com/m6/p/htgusam4

Replay - Available through Monday, December 11, 2017
Audio replay: http://edge.media-server.com/m6/p/htgusam4

About Key Technology
Key Technology (NASDAQ: KTEC) is a global leader in the design and manufacture of automation systems including digital sorters, conveyors, and other processing equipment. Applying processing knowledge and application expertise, Key helps customers in the food processing and other industries improve quality, increase yield, and reduce cost. An ISO-9001 certified company, Key manufactures its products at its headquarters in Walla Walla, Washington, USA; in Beusichem, the Netherlands; Hasselt, Belgium; and Redmond, Oregon, USA. Key offers customer demonstration and testing services at five locations including Walla Walla, Beusichem, and Hasselt as well as Sacramento, California, USA and Melbourne, Australia; and maintains a sales and service office in Santiago de Queretaro, Mexico.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements may relate to expected results of operations or gross margins; expected trends in sales, orders, earnings and other financial measures; projected expenses, including general and administrative expenses; national and international economic conditions; the effect of foreign exchange fluctuations; or other future occurrences. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of economic, competitive, and governmental risks and uncertainties. These risks and uncertainties include, among other things: factors that could increase our cost of operations and reduce gross margins and profitability, including expanding into new markets, undertaking complex projects and applications, increasing research and development expenses, and offering increasingly integrated products; acquisitions that may harm our operating results; failure of our existing and new products to compete successfully, which could result in the loss of market share and a decrease in our sales and profits; significant investments in unsuccessful research and development efforts; industry consolidation increasing competition in the food processing equipment industry; advances in technology by competitors adversely affecting our sales and profitability; the failure of our independent sales representatives to perform as expected, thereby harming our net sales; our dependence on certain suppliers leaving us temporarily without adequate access to raw materials or products; and increased or unanticipated costs associated with product warranties adversely affecting our profitability. These and other risk factors are discussed in our filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended September 30, 2016. We undertake no obligation to update or revise any forward-looking statements in this press release as a result of subsequent developments, except as may be required by law.

Contact Information:
Jeff Siegal
Senior Vice President and Chief Financial Officer
Key Technology, Inc.
150 Avery Street
Walla Walla, WA 99362 USA
Tel: 509-394-3300
Email: jsiegal@key.net
URL: www.key.net

News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Year Ended September 30,		Three Months Ended September 30,
	2017	2016	2017	2016

Net sales	$139,914	$120,040	$40,545	$30,520
Cost of sales	92,729	83,994	27,407	20,577
Gross profit	47,185	36,046	13,138	9,943
Operating expenses:
Sales and marketing	19,421	16,389	5,315	4,096
Research and development	11,497	10,615	3,205	2,704
General and administrative	8,347	8,070	2,296	1,809
Amortization of intangibles	864	1,121	217	234
Total operating expenses	40,129	36,195	11,033	8,843
Gain (loss) on disposition of assets	(3)	(1)	1	(11)
Income (loss) from operations	7,053	(150)	2,106	1,089
Other income (expense)	(884)	(1,004)	(237)	(245)
Earnings (loss) before income taxes	6,169	(1,154)	1,869	844
Income tax expense (benefit)	2,137	(457)	675	329
Net earnings (loss)	$4,032	$(697)	$1,194	$515
Net earnings (loss) per share
- basic	$0.63	$(0.11)	$0.18	$0.08
- diluted	$0.63	$(0.11)	$0.18	$0.08

Shares used in per share calculation - basic	6,447	6,332	6,487	6,403
Shares used in per share calculation - diluted	6,447	6,332	6,487	6,403

Key Technology, Inc. and Subsidiaries
Balance Sheet Information
(Unaudited, in thousands)

	September 30, 2017	September 30, 2016
Cash and cash equivalents	$9,337	$10,491
Trade accounts receivable, net	20,177	14,024
Inventories	38,588	30,687
Deferred income taxes	4,770	3,934
Income tax receivable	1,127	59
Prepaid expenses and other assets	3,312	3,226
Total current assets	77,311	62,421
Property, plant and equipment, net	12,911	13,789
Deferred income taxes	1,299	3,001
Intangibles and other assets, net	4,457	5,149
Investment in Proditec	1,127	1,127
Goodwill	10,616	10,277
Other Assets	117	220
Total assets	$107,838	$95,984

Accounts payable	$10,490	$7,381
Accrued payroll liabilities and commissions	7,714	4,932
Customers' deposits	8,085	9,139
Accrued customer support and warranty costs	2,276	2,197
Income tax payable	1,357	—
Current portion of long-term debt	4,566	587
Customer purchase plans	1,039	1,124
Other accrued liabilities	1,923	956
Total current liabilities	37,450	26,316
Long-term debt	—	4,565
Deferred income taxes	1,514	1,761
Other long-term liabilities	222	348
Shareholders' equity:
Common stock	34,959	34,237
Retained earnings	34,580	30,548
Accumulated other comprehensive income (loss)	(887)	(1,791)
Total shareholders' equity	68,652	62,994
Total liabilities and shareholder's equity	$107,838	$95,984

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